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                          SUBSIDIARIES


    The following list includes all significant subsidiaries of the registrant and their state or jurisdiction of incorporation.

The registrant owns 100% of the outstanding voting stock of all of the subsidiaries listed.  The consolidated financial

statements include the registrant and all subsidiaries.  Except as noted below, none of the subsidiaries does business under a trade name different from its corporate name.



                                           State or
                                        Jurisdiction in
                                            which
    Name of Subsidiary                   Incorporated



GAI-Tronics Corporation *                  Delaware

Gilbert/Commonwealth, Inc.                 Delaware

Resource Consultants, Inc.                 Virginia

SRA Technologies, Inc.                     District of Columbia

United Energy Services Corporation         New York



* GAI-Tronics Corporation, in addition to doing business under its corporate name, does business under the Instrument
    Associates, Inc. (IAI) trade name.